Exhibit 24.2

APPALACHIAN POWER RECOVERY FUNDING LLC

POWER OF ATTORNEY

Each of the undersigned directors or officers of APPALACHIAN POWER RECOVERY FUNDING LLC, a Delaware limited liability company, which is to file with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of the Securities Act of 1933, as amended (the “Act”), one or more Registration Statements for the registration thereunder of up to $1,400,000,000 aggregate principal amount of securitized bonds to be issued by the Company, or one or more post-effective Registration Statements, does hereby appoint WILLIAM J. FEHRMAN, TREVOR I. MIHALIK, MATTHEW D. FRANSEN, FRANZ D. MESSNER, AND MARC B. HUNTER, his true and lawful attorneys, and each of them his true and lawful attorney, with power to act without the others, and with full power of substitution or resubstitution, to execute for him and in his name said Registration Statement(s) and any and all amendments thereto, whether said amendments add to, delete from or otherwise alter the Registration Statement(s) or the related Prospectus(es) included therein, or add or withdraw any exhibits or schedules to be filed therewith and any and all instruments necessary or incidental in connection therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of each of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

IN WITNESS WHEREOF the undersigned have hereunto set their hands and seals this 21st day of April, 2026.

/s/ William Bleier	/s/ Franz D. Messner
William Bleier	Franz D. Messner

/s/ Sean Emerick	/s/ Trevor I. Mihalik
Sean Emerick	Trevor I. Mihalik

/s/ Matthew D. Fransen
Matthew D. Fransen